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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1) and related Prospectus of Catabasis Pharmaceuticals, Inc. for the registration of common units, pre-funded units and shares of common stock issuable upon exercise of warrants included in such common units and pre-funded units and to the incorporation by reference therein of our report dated March 15, 2018, with respect to the consolidated financial statements of Catabasis Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 1, 2018

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm